Portions of this exhibit marked "* * *" have been redacted and filed separately with the Securities and Exchange Commission in connection with a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Exhibit 10.64

CONTRACT

FOR

ENGINEERING, PROCUREMENT AND CONSTRUCTION SERVICES
BETWEEN

BOISE POWER PARTNERS JOINT VENTURE
CONSISTING OF
KIEWIT POWER ENGINEERS CO.
AND
TIC - THE INDUSTRIAL COMPANY

AND
IDAHO POWER COMPANY
FOR
LANGLEY GULCH POWER PLANT

CONTRACT
FOR
ENGINEERING, PROCUREMENT AND CONSTRUCTION SERVICES
BETWEEN
BOISE POWER PARTNERS JOINT VENTURE AND IDAHO POWER COMPANY

TABLE OF CONTENTS

Article 1	RESPONSIBILITIES OF CONTRACTOR
Article 2	RESPONSIBILITIES OF OWNER
Article 3	COMPENSATION
Article 4	PAYMENT TERMS
Article 5	NOTICE TO PROCEED
Article 6	INSPECTION OF THE WORK
Article 7	(Intentionally Deleted)
Article 8	FACILITY TESTS
Article 9	SUBSTANTIAL AND FINAL COMPLETION
Article 10	CHANGES
Article 11	WARRANTIES
Article 12	TITLE
Article 13	DEFAULT
Article 14	TERMINATION
Article 15	SUSPENSION
Article 16	FORCE MAJEURE
Article 17	INSURANCE
Article 18	RISK OF LOSS
Article 19	INDEMNIFICATION
Article 20	INTELLECTUAL PROPERTY INFRINGEMENT

Article 21	CONFIDENTIAL INFORMATION
Article 22	RIGHTS TO INTELLECTUAL WORK PRODUCT
Article 23	ASSIGNMENT
Article 24	LIENS
Article 25	NOTICES AND COMMUNICATIONS
Article 26	LIMITATIONS OF LIABILITY
Article 27	LIQUIDATED DAMAGES
Article 28	MISCELLANEOUS
Article 29	DISPUTE RESOLUTION

LIST OF EXHIBITS

DEFINITIONS	Exhibit A
SCOPE OF WORK AND TECHNICAL SPECIFICATIONS	Exhibit B
SCHEDULE OF VALUES	Exhibit C
OWNER FURNISHED EQUIPMENT/OWNER’S SCOPE	Exhibit D
FACILITY SITE DATA/GEOTECHNICAL REPORT	Exhibit E
PERFORMANCE GUARANTEES	Exhibit F
CONTRACTOR’S OBLIGATIONS TOWARDS OFE	Exhibit G
PERMITS	Exhibit H
PRE-APPROVED EQUIPMENT SUPPLY SUBCONTRACTORS	Exhibit I
SAFETY MANUAL	Exhibit J
FORM OF CORPORATE GUARANTEE	Exhibit K
PROJECT SCHEDULE	Exhibit L
ENGINEERED EQUIPMENT	Exhibit M
FORM OF NOTICE OF SUBSTANTIAL COMPLETION	Exhibit N
FORM OF NOTICE OF FINAL COMPLETION	Exhibit O
T&M RATE SHEET	Exhibit P
FORM OF PARTIAL LIEN RELEASE	Exhibit Q
FORM OF FINAL LIEN RELEASE	Exhibit R

CONTRACT FOR
ENGINEERING, PROCUREMENT AND CONSTRUCTION SERVICES
NEW PLYMOUTH POWER PLANT

THIS CONTRACT (“Contract”) is made and entered into this ______ day of April, 2009, by and between Idaho Power Company, an Idaho corporation with offices located at 1221 West Idaho Street, Boise, Idaho (“Owner”) and Boise Power Partners Joint Venture, a joint venture consisting of Kiewit Power Engineers Co., a Delaware corporation with offices located at 7311 W 132nd St., Suite 300, Overland Park, KS 66213, and TIC-The Industrial Company, a Delaware corporation with offices located at 2211 Elk River Road, Steamboat Springs, CO 80487 (“Contractor”), for the design, engineering, procurement and construction services, as more fully described herein.

RECITALS

WHEREAS, Owner wishes to have Contractor furnish certain engineering, procurement, construction management and construction services related to the Project, as more fully described in this Contract; and

WHEREAS, Owner desires to furnish certain plant equipment, interconnects, the Facility Site, and other items related to the Project, as more fully described in this Contract; and

WHEREAS, Contractor desires to engineer, procure materials, manage construction, construct and start up the Project, as more fully described in this Contract.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE 1 – RESPONSIBILITIES OF CONTRACTOR

1.1                 Performance of the Work. Contractor shall furnish or cause to be furnished all Work in accordance with the terms and conditions of this Contract, and in compliance with all Governmental Approvals and Governmental Rules applicable to the prosecution of the Work. Contractor shall design, install, and test Project systems in a safe manner, using qualified, competent and, where necessary, licensed personnel.

1.2 Design and Engineering. Contractor shall furnish detailed design and engineering of the Work including appropriate specification of equipment, materials and systems to be incorporated into the Work. Engineering shall be based on the preliminary engineering, design criteria, and other information contained in Exhibit B. Contractor’s engineering services shall include the preparation of drawings, specifications, schedules, calculations, documents, and estimates, and coordination with the engineering efforts of Subcontractors.

1.3 Procurement. Contractor shall procure and make payments for Engineered Equipment, materials, equipment, supplies, and services to be included in the Work by Subcontractors. Contractor shall also perform such inspection, expediting, quality surveillance, and traffic services as Contractor deems necessary in connection with such procurement.

1.4 Construction. Contractor shall perform services to construct the Work, including installation of OFE, furnishing management, labor, equipment, tools, and temporary facilities necessary for such construction. Contractor shall handle and warehouse materials, supplies and equipment required for such construction and materials, supplies and equipment supplied by Owner and used by Contractor and Subcontractors.

1.5                 Start-Up, Testing, and Initial Operation. Contractor shall perform the start-up, testing and initial operation as described in Exhibit B. Contractor shall conduct the Performance Tests as described in Exhibit F. Contractor shall provide first fill of all lubricants.

1.6       Spare Parts. Contractor shall have the right to use Owner’s operating spare parts on a “use and replace” basis. Contractor shall promptly replace at its expense any such spare parts Contractor uses from Owner’s inventory. Operating spare parts for OFE that are used by Contractor will be provided at Owner’s expense and not replaced by Contractor; provided, if Contractor must use a spare part for OFE because of negligence by Contractor, then Contractor may use such spare part, but must replace it.

1.7       Securing Governmental Approvals. Contractor shall secure those Governmental Approvals that are listed in Exhibit H as Contractor’s responsibility. Contractor shall on a timely basis provide all customary and reasonably necessary support to Owner in connection with Owner’s securing of Governmental Approvals under Section 2.5 and that are listed in Exhibit H as Owner’s responsibility.

1.8                 Compliance with Governmental Approvals. Contractor shall design and construct the Work so that, if properly operated and maintained, and if Owner meets its obligations under the Contract, the Work will be in compliance with the technical requirements of all applicable Governmental Approvals.

1.9       Independent Contractor. Except as may be expressly set forth herein to the contrary, Contractor is an independent contractor and nothing contained herein shall be construed as constituting any relationship with Owner other than that of Owner and independent contractor, nor shall it be construed as creating any relationship whatsoever between Owner or Owner’s Representative and Contractor’s employees. Except as expressly limited in this Contract, Contractor shall be entitled to exercise the right to hire, discharge, promote and transfer its employees; to select and remove foreman or other persons at other levels of supervision; to establish and enforce reasonable standards of production; to introduce, to the extent feasible, labor saving equipment and materials; to determine the number of craftsmen necessary to perform a task; and to establish, maintain, and enforce rules and regulations conducive to efficient and productive operations. Notwithstanding anything to the contrary herein, Owner reserves the right to prohibit such person(s) as it deems advisable from entering onto the Facility Site without liability to Contractor after notifying Contractor of the person(s) prohibited and the reasons therefore, provided however that any such decision by Owner shall entitle Contractor to an equitable adjustment to the Contract Price and/or Project Schedule pursuant to a Change.

1.10 Responsibility for Subcontractors and Agents. Contractor may subcontract portions of the Work to any Person without further approval by Owner. Notwithstanding any agreement with any Subcontractor(s), Contractor shall be solely responsible for the Work, and has complete and sole responsibility as a principal for its agents and all others it hires to perform or assist in performing the Work. However, Contractor will select from pre-approved first tier equipment supply Subcontractors as identified in Exhibit I. Equipment supply Subcontractors that are not on this list and which have a contract value greater than *** shall be submitted to Owner for approval, which shall not be unreasonably withheld.

1.11        Progress Reports. Contractor shall submit to the Owner monthly reports describing the status of the Work in reasonable detail, which shall include information showing actual progress against the Project Schedule. Contractor shall provide a budget update with each monthly report showing total amount expended and billed to date and remaining contract dollars.

1.12        Publicity. Contractor shall obtain Owner’s prior written approval of the text of any external announcement, publication, or other type of public communication concerning the Work or the Facility prior to the release of the same by Contractor. Contractor shall provide that a similar obligation is placed on Subcontractors.

1.13        Safety. Contractor shall implement and administer for the Project, a safety and health program subject to approval of Owner, and attached hereto as Exhibit J, including development of a safety manual for the Project establishing Contractor and Subcontractor safety guidelines and requirements. During performance of the Work, Contractor shall take reasonable precautions for the safety of persons. Contractor shall require Subcontractors working on the Facility Site to adhere to the safety and health program established for the Project. Owner shall require its employees and subcontractors working on the Facility Site to adhere to the safety and health program established for the Project, as well as any applicable OSHA requirements.

1.14        Site Security. Contractor shall be responsible for the security of the Work and the Facility Site after mobilization of Contractor’s forces at the Facility Site during such times that Contractor’s forces are physically present on the Facility Site, except as excused by a Force Maj eure event.

1.15        Contractor Representative. Contractor shall designate and identify by Notice to Owner its Project Manager, who shall act as Owner’s primary point of contact with Contractor with respect to the prosecution of the Work.

1.16        Corporate Guarantees. No later than thirty (30) Business Days after the date of execution of this

Contract, Contractor shall deliver to Owner, in a form attached hereto as Exhibit K, corporate guarantee from Kiewit Energy & Power Inc. guaranteeing the performance of Contractor.

1.17              OFE. Contractor shall act as an agent to administer the Siemens subcontract pursuant to Exhibit G.

ARTICLE 2 – RESPONSIBILITIES OF OWNER

2.1                 Owner Furnished Equipment. Owner shall furnish, at its expense, OFE, including the Siemens SGT-6-PAC5000F combustion turbine generator (“CTG”) and the SST-700HP – 900RH steam turbine generator (“STG”), which shall be delivered undamaged to the Facility Site or to the designated rail siding at the time specified in the Project Schedule, and shall be in compliance with the requirements of Exhibit D of this Contract and shall be free from defects and deficiencies. All OFE shall be in a condition which does not increase Contractor’s cost or delay the progress of the Work. Any increase in Contractor’s cost or time of performance due to a failure to comply with this Section 2.1, including the timely delivery of the OFE, shall be treated as an event entitling Contractor to an equitable adjustment under Article 10 below. Owner shall retain payment obligations for OFE contracts, subcontracts or other items assigned by Owner to Contractor, if any; however, payments are not to be released without first providing Contractor prior notice and an opportunity to comment.

2.2       Cooperation with Contractor. Owner shall cooperate with Contractor during the performance of this Contract. Such cooperation shall include timely supply of all those items, personnel, services, and information required to be supplied by Owner under this Contract, including but not limited to the OFE; no material interference with Contractor’s agents, employees, or Subcontractors; and timely administration of all of Owner’s obligations under this Contract.

2.3                 General Responsibilities. Owner shall furnish the following with respect to the Project:

a) provide a Facility Site of sufficient size, free of Hazardous Wastes or Materials, including necessary easements, staging areas, and unrestricted access;

b) provide environmental remediation of the Facility Site, if required, except for any environmental remediation required due to the acts or omission of Contractor or any Subcontractor;

c) furnish available geological and other Facility Site data, including identification of any preexisting underground facilities, on which Contractor shall be entitled to rely, which shall be set forth in Exhibit E;

d) Site Utilities / Consumables including Fuel:

i)     Construction Utilities / Consumables - Owner will provide adequate water for the Project in accordance with required specifications including related coordination with the applicable utilities. Construction power (including start-up, testing and commissioning) and related coordination with the local utilities is by Owner.

ii)   Start-up, Testing and Commissioning Utilities / Consumables - Owner will provide all fuel, reagents, consumables, lubricants (except first fill of lubricants by Contractor), chemicals, electrical power including back-feed, water, sanitary and firewater at required specifications, through start-up, testing and through to Final Completion.

e) Owner will provide start-up and operational spare parts in time to support start-up, testing and commissioning of the Project. Contractor shall be allowed to utilize these spares as needed pursuant to Section 1.6 above;

f) Owner will provide all necessary permits, licenses and other Governmental Approvals excluding those listed as Contractor’s responsibility pursuant to Exhibit H. Any development, start-up, operation, building, use, and environmental type Governmental Approvals not listed on Exhibit H shall be supplied by Owner;

g) Owner will coordinate and pay for any activities of the Owner Engineer, if any, and other required costs for development purposes;

h) Owner will coordinate and pay for all utility and interconnection related system studies and interface requirements and will provide available service utility and other interface data on which Contractor shall be entitled to rely and which shall be set forth in Exhibit E;

i) All interconnects, backfeed power, natural gas, water, construction power, chemicals, Owner- furnished Governmental Approvals, Owner-furnished spare parts, technical assistants, operators and other Owner obligations shall be supplied by Owner in quantities and qualities as required, no later than dates indicated on the Project Schedule;

j)                 Owner will furnish any required demineralized water production mobile treatment system per the Project Schedule to support the start-up and commissioning activities of the Project;

k)               Owner will provide any shop equipment, tools, office furniture, and laboratory facilities necessary for operation of the Project;

l)                 Owner will arrange for disposal or sale of energy generated by the Project during commissioning and any Performance Test;

m)             Owner will provide other items as specifically detailed in Exhibit D as Owner’s obligations, or as otherwise specified in the Contract; and

n)               All OFE and Owner specified equipment of standard production configuration and proven technology.

2.4       Owner’s Representative. Owner shall designate and identify by Notice to Contractor its Owner’s representative, who shall act as Contractor’s primary point of contact with Owner with respect to the prosecution of the Work.

2.5                 Operations Personnel. After Notice from Contractor, Owner shall, within fifteen (15) days prior to commencement of the Performance Tests, provide qualified, competent, and, where necessary, licensed operations and maintenance personnel for testing, start-up and initial operation of the Facility. Owner shall provide that such personnel perform the duties to which they are assigned in accordance with generally accepted practices and standards of the industry. Owner shall supply, or cause to be supplied, sufficient small tools to facilitate on-the-job training of the operations and maintenance personnel. Owner shall be responsible for the negligent acts or omissions and willful misconduct of its operating and maintenance personnel.

ARTICLE 3 – COMPENSATION

3.1                 Contract Price. Owner shall pay Contractor the Contract Price, which shall be paid in accordance with Sections 4.1 and 4.2, subject to increases or decreases only as specified in Changes approved in accordance with Article 10, or as set forth in Section 3.5 below.

3.2       Other Compensation. In addition, Owner shall pay to Contractor: (i) certain costs of termination of this Contract in accordance with Article 14; (ii) reimbursement for certain costs of Changes pursuant to Article 10; (iii) interest on late payment as set forth in Section 4.3; and (iv) the ongoing suspension costs set forth in Section 15.4.

3.3       Purchase of Surplus Materials. Subject to mutually agreeable terms, Owner shall have the option to purchase any or all surplus construction materials and any supplies remaining on the Facility Site at Substantial Completion.

3.4       Taxes. Contractor shall pay: (i) all payroll and other related employment compensation taxes for Contractor’s employees; (ii) all sales, use, and property taxes applicable to the Contractor’s ownership, purchase or use of small tools, consumables, expendables, and construction equipment required to perform the Work, (iii) all sales, use, gross receipts and excise taxes imposed on the Contractor’s purchase, sale, use or storage of equipment, materials, and any other items procured by Contractor for purposes of installation into, affixation or attachment to, or incorporation into the Facility to be constructed for Owner or to otherwise be provided by Contractor to Owner pursuant to this Contract unless Owner has provided written instructions to Contractor identifying specific items eligible for exemption from Idaho sales and use taxes; and (iv) federal, state and other taxes which may be assessed on Contractor’s net income from the Work (collectively, the “Contractor Taxes”). Owner is responsible for: (i) all sales, use, gross receipts and excise taxes imposed on OFE; and (ii) property taxes imposed on the Facility, the Facility Site, OFE and any other equipment, materials, and all other items delivered to the Facility Site for installation into, affixation or attachment to, or incorporation into the Facility (collectively, the “Project Taxes”). Contract Price includes Contractor Taxes and excludes all Project Taxes. Owner shall directly reimburse Contractor, in addition to Contract Price, for any and all Project Taxes incurred and actually paid by Contractor and for the actual cost incurred to post any necessary tax bond. Owner shall defend and indemnify Contractor from and against any and all claims for, and resulting liability for Project Taxes and any Idaho sales and use taxes relating to pollution control equipment and related penalties and interest, and any dispute resolution costs and attorneys’ fees (including costs of enforcement of this provision) that may be asserted on all items which Contractor purchased under exemption certificates or written instructions provided by Owner to Contractor and for which taxes are later assessed. At Owner’s expense and only with Contractor’s consent, Owner will have the right to direct the basis on which any tax assessment will be paid or contested and to control any contest leading to the settlement of assessed taxes. Owner retains the right to choose the attorneys who will represent Contractor’s and/or Owner’s interest regarding any tax assessments and/or litigation.

It is acknowledged between the Parties that the Owner believes the Work contains certain items of property that may qualify under Idaho Code Section 63-3622X as exempt from the State of Idaho’s sales and use tax as pollution control equipment. It is to the mutual advantage of both Parties to identify and claim these items of property as exempt prior to providing sales or use tax remittance to the State of Idaho. Contractor will use commercially reasonable efforts to identify, based on information provided by Owner, such property prior to placing orders to procure it. Owner shall provide written instructions to Contractor identifying materials, machinery, or devices that will be procured for the Work upon which Contractor is to exclude Idaho sales or use taxes on the basis of exemption pursuant to Idaho Code Section 63-3622X.

It is acknowledged by the Parties that, pursuant to Idaho law as of the date of this Contract, all shipping and handling charges do not attract Idaho sales or use tax and will be stated separately in all invoices issued to Contractor. Shipping refers to any charge incurred for the delivery, freight, and transportation. Handling refers to the fees imposed by the seller for the preparation of property for shipping.

Contractor shall, prior to Final Acceptance, and with the Owner’s assistance, provide to Owner a listing of equipment included in the Work that meets the requirements of Idaho Code Section 63-602P as property that contributes to the elimination, control or prevention of air or water pollution.

If a change order results in an increase or decrease in the Contract Price, the revised Contract Price (reflecting the increase or decrease as a result of the change order) shall include all Contractor Taxes and exclude all applicable Project Taxes. Owner shall reimburse Contractor for all applicable Project Taxes paid by Contractor in accordance with the provisions of this Section 3.4.

3.5       Engineered Equipment Target Price Adjustments. Purchase orders and subcontracts will be awarded by Contractor for the procurement of the Engineered Equipment. The value of the purchase orders and the subcontracts will be recorded and reported to the Owner monthly throughout the course of the Work. Monthly reporting will also include a projected Engineered Equipment Cost, that will be compared to the Engineered Equipment Target Price. The Parties shall reconcile the Engineered Equipment Cost with the Engineered Equipment Target Price no later than two weeks after Contractor’s last purchase of major Engineered Equipment, within thirty (30) days after each of the Substantial Completion Date, the Final Completion Date, and the conclusion of the Warranty Period, unless the Parties otherwise agree. Upon conclusion of each reconciliation, the Parties shall agree on a value for the Engineered Equipment Cost, as applicable, and, to the extent excess costs or shared savings have not yet been accounted for, either (i) the Contractor shall make a reimbursement to Owner subject to the limit set forth in Sections 3.6 (ii) Owner shall make a payment to Contractor subject to the limit set forth in Section 3.6, or (iii) no reimbursement will be required.

3.6       Engineered Equipment Target Price. The basis for the Engineered Equipment Target Price is as listed in Exhibit M and the technical specifications in Exhibit B applicable to the Engineered Equipment. The Engineered Equipment Target Price, as shown on Exhibit M, is ***. It is the intent of the Parties that Contractor and Owner share the potential risks and benefits associated with the Engineered Equipment Target Price. If the Engineered Equipment Cost exceeds the Engineered Equipment Target Price, up to seven million, nine hundred eight-two thousand, four hundred thirty-three dollars ($7,982,433), the Owner and the Contractor shall equally bear the excess costs. To the extent the Engineered Equipment Cost exceeds the Engineered Equipment Target Price by more than seven million, nine hundred eight-two thousand, four hundred thirty-three dollars ($7,982,433), the Owner shall be solely responsible for all costs above the seven million, nine hundred eight-two thousand, four hundred thirty-three dollar ($7,982,433) difference. If the Engineered Equipment Cost is less than the Engineered Equipment Target Price, up to eight million, seventeen thousand, five hundred sixty-seven dollars ($8,017,567), the Owner and the Contractor shall share equally in the savings difference. To the extent the savings difference is greater than eight million, seventeen thousand, five hundred sixty-seven dollars ($8,017,567), the Owner shall be solely entitled to all such savings .

The Engineered Equipment Target Price shall include the cost of the following items:

a)                Final detailed design scope adjustments required to provide a facility meeting all requirements of the Contract (without regard to any Changes).

b)               Vendor technical field services, required to support the Contractor.

c)                Revisions or re-order of equipment caused by Contractor’s engineering changes.

d)               Cost of all change orders issued to Engineered Equipment suppliers and subcontractors initiated by the Contractor.

The Engineered Equipment Target Price does not cover or incorporate the costs associated with any Change, and any such costs shall be the sole responsibility of Owner. In the event Contractor incurs any additional costs relating to the Engineered Equipment due to a Change or any additional sales or use tax, Contractor shall submit a Change Order in accordance with Article 10.

3.7       Engineered Equipment Target Price Disclosure and Rights. The Contractor shall provide the Owner with copies of all purchase orders, material contracts and subcontracts, including all change orders and amendments, for all Engineered Equipment for the purpose of allowing Owner to audit the Engineered Equipment Cost.

Any liquidated damages paid by any Subcontractor or Subcontractor’s subcontractor shall not affect the Engineered Equipment Cost. The Owner shall not share in the benefit of any liquidated damages payable by any Engineered Equipment Subcontractor or Subcontractor’s subcontractor, as the damages are to compensate the Contractor for costs resulting from failure of the Engineered Equipment vendors to perform. Any back-charges, re-work or other such work associated with the Engineered Equipment shall not affect the Engineered Equipment Cost. The Owner shall not share in the reduction of any Engineered Equipment contracts related to Contractor’s back-charges, re-work or any other such work associated with Engineered Equipment.

3.8       Labor Adjustment. Contractor and Owner agree that portions of the Contract Price as set forth in Exhibit C were established on a firm price basis. Owner has requested and Contractor has agreed to a seven month delay in issuing the Notice to Proceed. There may be escalation on the labor portion of the Contract Price arising from this delay; if so, the labor portion of the Contract Price will qualify for adjustment as set forth in this Section. This shall be the sole adjustment to the Contract Price for the impacts to the labor portion of the Contract Price arising from the seven month delay in issuing the Notice to Proceed. This Section shall in no way limit Contractor's rights to other adjustments that are allowed per Article 10, such as: (a) impacts arising from further delay, if any, in issuing the Notice to Proceed; and (b) impacts arising from any other events.

(a) Labor Indexes. For the purpose of this labor adjustment provision, the Labor Indexes used shall be based on labor cost surveys performed by a mutually acceptable independent third party firm. Such surveys shall be formulated to accurately reflect the cost of labor for the Project and the regional area, and shall consider wages for applicable craft labor groups. The Labor Indexes shall take into account the Labor Portion of each labor group as a fixed percentage of the labor portion of the Contract Price as provided below. The parties agree that labor cost surveys for the Northwestern United States prepared by PAS, Inc. of Saline, Michigan, are mutually acceptable.

A Base Labor Index (BLI) shall be established using actual Survey Labor Rates dated on or about March 1, 2009. For example:

			Example Survey
	Labor		Average
CRAFT	Portion		Hourly Wage Rate
Boilermakers	10%	X	$20.00 =	2.00
Electricians	20%	X	$20.00 =	4.00
Iron Workers, Structural	2%	X	$20.00 =	0.40
Millwrights	15%	X	$20.00 =	3.00
Pipefitters	16%	X	$20.00 =	3.20
Welders	17%	X	$20.00 =	3.40
Base Labor Index (BLI)			SUM =	16.00

A Periodic Labor Index (PLI) shall be established using actual Survey Labor Rates dated on or about September 1, 2009. For example:

Example Survey
Labor	Average

CRAFT	Portion		Hourly Wage Rate
Boilermakers	10%	X	$25.00 =	2.50
Electricians	20%	X	$18.00 =	3.60
Iron Workers, Structural	2%	X	$20.00 =	0.40
Millwrights	15%	X	$22.00 =	3.30
Pipefitters	16%	X	$30.00 =	4.80
Welders	17%	X	$20.00 =	3.40
Periodic Labor Index (PLI)			SUM =	18.00

The BLI and PLI shall be calculated to two decimal places.

(b) Adjustment Calculation. If the PLI is less than or equal to the BLI, the Contract Price shall not be adjusted. If the PLI is greater than the BLI, a Cost Increase to the Contract Price shall be calculated as follows:

•         Adjustment Percentage (AP) = ***

•         Cost Increase = ***

The AP shall be calculated to four decimal places. However, in no case shall the Cost Increase exceed ***. For example:

AP = ***

Computed Cost Increase = ***

*** (cap); therefore, a change order for the Cost Increase of *** would be executed.

(c) Price Adjustment & Billing. The price adjustment calculation shall be performed by Contractor within the pay period after the Survey Labor Rates dated on or about September 1st , 2009, are published. If a Cost Increase results, the parties shall immediately execute a change order for the Cost Increase in accordance with Article 10. The Contractor may submit an invoice for the Cost Increase at any time after execution of such change order and payment shall be made in accordance with Article 4.

ARTICLE 4 – PAYMENT TERMS

4.1       Payment to Contractor.

a.                     Subject to the terms of this Contract, Owner shall make payments to Contractor on a monthly basis in accordance with the Schedule of Values set forth in Exhibit C, as it may be adjusted by a Change. Payments due Contractor under this Contract shall be electronically transferred by wire transfer to the bank account and in accordance with the bank instructions identified in Contractor’s most recent invoice in immediately available funds no later than the payment due date. Invoice number and project name shall be referenced in the bank wire reference fields. All payments shall be made in U.S. Dollars. To ensure that Contractor remains cash flow positive at all points during the Project, taking into account timing of payments and commitments to Subcontractors/vendors as may be required, Contractor requires significant payments upon receipt of the FNTP as set forth in the Schedule of Values. Payments made to Contractor pursuant to this Contract shall in no way imply approval or acceptance of the Work. Neither acceptance of the Work nor payment by Owner shall be deemed to be a waiver of Owner’s rights to enforce any obligations on Contractor hereunder or the recovery of damages for defective Work not discovered by Owner at the time of final inspection. Except as set forth in Section 4.2(d) below, Owner shall not be entitled to retain any amount from Progress Payments due Contractor hereunder.

b.                  Owner shall pay Contractor the applicable milestone payments listed in the Schedule of Values upon receipt of documentation sufficient for Owner to verify that the corresponding milestone has been met.

c.                   Payment requests will be made monthly and shall not differ from the cash flow by more than *** without a minimum of thirty (30) days notice to the Owner. After receiving notice of the proposed expenditure difference, Owner shall review and approve the differing expenditure within seven (7) days, and such approval will not be unreasonably withheld. EPC Contractor shall update the projected cash flow monthly to reflect actual invoices. The cash flow shall be tied to the Project Schedule.

4.2       Invoicing and Withholding.

(a)                Subject to the provision of this Article 4 , Owner shall make monthly payments to Contractor equal in amount to the Progress Payment, in accordance with Exhibit C, for that portion of the Work that Contractor has completed through the end of the previous month and for which Contractor has not previously been paid. Each Progress Payment shall include documentary evidence of the completion of such portion of the Work described in such Contractor’s invoice sufficient for Owner to verify that the portion of the Work has been completed unless the completion of such portion of the Work is readily discernable without such documentary evidence.

(b)               On or before the first day of each calendar month, Contractor shall submit its progress report to Owner covering the previous calendar month, along with Contractor’s invoice for (i) the payment next due from Owner, (ii) any amount due for Work for which payment was to be deducted or for which an earlier Progress Payment was made in accordance with (i) above, (iii) any amount due on a price-to-be-determined basis as provided in Section 10.4, and (iv) any other amounts due Contractor under this Contract. In connection with any invoice for amounts under (iii) or (iv) above, Contractor shall provide such supporting information as shall be reasonably necessary to evaluate such invoice, including such information as Owner may reasonably request to verify the accuracy of the data contained in the invoice.

(c)                Payments shall be made not later than fifteen (15) days after Owner’s receipt of Contractor’s invoice therefor.

(d)               If there is any dispute about any amount invoiced by Contractor, the amount not in dispute shall be promptly paid as described above, and any disputed amount which is ultimately determined to have been due shall be paid with interest from the date of withholding to the date of payment as set forth in Section 4.3, provided that such dispute does not arise as a result of inadequate, improper or deficient supporting documentation of the invoiced amount. Owner will provide a Notice to Contractor within ten (10) days after receipt of Contractor’s invoice concerning any invoiced amounts disputed by Owner.

4.3       Interest on Late Payments. Late payments (excluding partially withheld payments for deficient work or delayed work) will be subject to interest at a rate equal to the lesser of ***, or the maximum amount allowed by law. A Party’s entitlement to interest under this Article 4 shall be in addition to such Party’s rights under other provisions of this Contract.

4.4       Contractor’s Right to Suspend Performance. Contractor will have the right to suspend work if Owner fails to make any reasonably undisputed payment to Contractor within ten (10) days of the date such payment is due, and such suspension shall entitle Contractor to equitable adjustment(s) to the Contract Price and Project Schedule.

4.5       Final Payment. The final Progress Payment shown in the Schedule of Values shall not be made until the following conditions have been satisfied or waived by Owner:

(a)                Subject to Article 24, Contractor shall have furnished Owner with Contractor’s certification that all claims for payment for labor and materials for which Contractor is responsible in connection with the Work have been paid or satisfied, unless in dispute;

(b)               All Contractor’s and Subcontractors’ personnel, supplies, equipment, waste materials, rubbish and temporary facilities shall have been removed from the Facility Site except as may be needed for ongoing obligations;

(c)                The Punchlist items shall have been completed; and

(d)               Final Completion shall have occurred, as defined in Article 9.

Contractor’s acceptance of the final payment listed on the Schedule of Values shall constitute a full waiver of any and all claims by Contractor against Owner for payment for Work performed that are known or should have been known by Contractor at the time of acceptance of final payment.

4.6       Prompt Payment to and by Subcontractors. Contractor shall promptly pay each Subcontractor in accordance with the terms of the applicable subcontract or purchase order for each Subcontractor’s performance of the Work. The Contractor’s subcontract agreements and purchase order agreements shall require each Subcontractor to make payment in a similar manner to the entities with which it has contracted for performance of the Work.

4.7       Owner Information. Owner shall provide information reasonably requested by Contractor to enable proper assessment of the risk of non-payment, which shall be updated upon any material changes to the information throughout the progress of the Work or upon periodic request by Contractor. Contractor shall have satisfactory assurance of payment; no amounts shall be included for risk of non-payment.

ARTICLE 5 – NOTICES TO PROCEED

5.1       Full Notice to Proceed. Owner will issue a Full Notice to Proceed (“FNTP”) to Contractor no later than September 1st , 2009 which will authorize the Contractor to commence and complete all Work, and shall grant Contractor full and unrestricted access to the Jobsite no later than ***. Owner shall make a payment to Contractor in conjunction with the FNTP pursuant to the Schedule of Values. The FNTP shall be effective on the first Business Day following the date of its issuance.. Contractor shall commence the Work upon the effective date of the FNTP. If said FNTP has not been given by September 1st , 2009, or if Contractor has not been given full and unrestricted access to the Jobsite by ***, Contractor shall be entitled to an equitable adjustment to both Project Schedule and Contract Price.

5.2       Termination by Contractor for Non-Issuance of FNTP. If the FNTP has not been issued by November 1st , 2009, Contractor may terminate this Contract by written Notice to Owner. Any such termination shall be without liability to either Party and Contractor shall have no right to make a claim against Owner for payments required by or relating to the Contract, other than for Contractor’s costs properly incurred pursuant to any work performed under the Master Services Agreement, dated October 3rd, 2008, by and between Client and Contractor.

5.3       Preliminary Access to Jobsite. Owner shall provide Contractor preliminary access to the Jobsite prior to *** so that Contractor may begin preliminary site work, including but not limited to geotechnical testing, grubbing, grading, or other activities as the Parties may reasonably agree.

ARTICLE 6 – INSPECTION OF THE WORK

6.1                 Right of Access. Owner’s authorized representatives and permitted assigns shall have the right at all reasonable times during performance of the Work to inspect the Work and the Facility and any item of equipment, material, design, engineering, or service or the workmanship associated therewith (but not including access to cost or pricing data associated therewith). Contractor shall arrange for any such inspection of equipment or material on the Facility Site, and at the point of significant fabrication off the Facility Site upon reasonable notice. All costs associated with Owner’s inspections shall be to Owner’s account. Contractor shall cooperate with Owner at any reasonable time that Owner shall determine that inspection of the Work is necessary or appropriate. Such cooperation shall include furnishing Owner with access to the Work, even to the extent of dismantling finished Work where necessary to permit such inspection. If such dismantling and subsequent inspection reveals defects all associated Work shall be corrected at the expense of Contractor. If such dismantling and subsequent inspection reveals no defects, such Work shall be restored at the expense of Owner and Contractor shall be entitled to an equitable adjustment to the Project Schedule.

6.2       Objection to Work. Owner shall inform Contractor promptly of any defects in the Work it discovers in any inspection of the Work; provided that no inspection (or lack of inspection) of any part of the Work shall in any way affect Contractor’s obligations to perform the Work and correct defects in accordance with the Contract Documents. All such inspections shall be conducted in a manner that does not interfere with the normal performance and progress of the Work.

6.3                 No Acceptance of Work. Any rights asserted by Owner under this Article 6 shall in no way affect or reduce Contractor's obligations under this Contract and will not be deemed to constitute an acceptance by Owner with respect to such work.

ARTICLE 7 – Intentionally Deleted.

ARTICLE 8 – FACILITY TESTS

8.1                 Conduct of Facility Tests. Contractor shall conduct the Performance Tests in accordance with the Performance Test Conditions. Contractor shall furnish reasonable advance Notices prior to, and test reports after, all Performance Tests, including unsuccessful tests and re-tests, as provided in Exhibit F.

Contractor shall maintain qualified personnel on the Facility Site to supervise the activities of operating personnel regarding the operation and maintenance of the Facility until Substantial Completion, and, to the extent necessary, to provide technical direction during the Performance Tests and any re-testing periods following Substantial Completion. The Contract Price includes one set of Performance Tests. Should re-testing be required, and such re-testing is not directly attributable to Contractor’s fault, Contractor shall be entitled to an equitable adjustment of either the Contract Price or the Project Schedule, or both as appropriate.

8.2                                     Minimum Performance Criteria. If Substantial Completion is achieved at less than the Guaranteed Net Power Output and/or more than the Guaranteed Net Heat Rate, Contractor shall have reasonable access to the Project for *** after Substantial Completion to attempt to achieve such Guaranteed Net Power Output and/or the Guaranteed Net Heat Rate. Contractor may buy down plant performance at any time after Substantial Completion by paying performance liquidated damages pursuant to Section 27.4 at its discretion. Only one guarantee point shall be provided for each performance guarantee.

8.3                 Notice; Commencement; Conduct. Contractor shall provide Owner with at least ten (10) Business Days’ prior written notice of the date upon which Contractor proposes to commence any of the Performance Tests. All Performance Tests shall be conducted in accordance with the Test Procedures. Owner shall provide qualified operating personnel for the conduct of all such tests, who shall work entirely under the technical direction and control of Contractor. Owner shall have the right to perform data collection for each Performance Test. The Parties shall agree on the data to be used for analysis and Contractor shall perform the analysis. If Owner observes any defects in the Work or its performance during any Performance Test, Owner shall promptly notify Contractor; provided that no observance of (or failure to observe) a defect by Owner shall affect any obligation of Contractor under the Contract. Owner and Contractor shall cooperate in good faith in determining when or to what extent the Project shall be taken out of service in order to take corrective measures. Test procedures and approvals shall be subject to Owner review without undue delay.

ARTICLE 9 – SUBSTANTIAL AND FINAL COMPLETION

9.1       Substantial Completion. Substantial Completion shall be met when:

i)                    The Project is materially complete, all essential equipment and systems are operational in accordance with the Contract, and has been fully designed, constructed and equipped in accordance with the Contract (except as provided in the Final Completion punchlist submitted by Contractor); and

ii)                  The Project demonstrates the following criteria after completion of a *** period during the Performance Tests:

a)                  No less than *** of Guaranteed Net Capacity ; and

b)                  No more than *** of Guaranteed Net Heat Rate; and

c)                  Air emission levels meeting the less stringent of the guaranteed levels in accordance with permit test procedures. Notwithstanding the foregoing, in the event the actual level exceeds the less stringent of the level set forth herein or the permit level but nonetheless the Project is not precluded from commercial operation by any Government Authority, air emission levels for the purposes of Substantial Completion shall be deemed to be achieved and the parties agree that Contractor shall not be liable for delay liquidated damages as a result of failure to meet the emissions requirements. In the event the Project is precluded from commercial operation by any Governmental Authority at any time prior to meeting the lesser of the guaranteed levels as a result of the actual air emission levels, Contractor shall immediately commence necessary modifications/repairs of the Project so as not to exceed the less stringent of aforementioned levels. For each day until such level is demonstrated, Contractor shall be liable for the delay liquidated damages; and

iii) Owner has received from Contractor all information necessary to secure permits, licenses, and approvals required at the time of commercial operation.

Substantial Completion shall also be deemed to occur in the event a) that Owner operates the Project for its commercial benefit or b) Contractor is prevented from conducting performance tests within thirty (30) days of the date Contractor provides notice to Owner it is ready to commence such tests.

9.2                 Notice of Substantial Completion. Promptly after successful completion of the Performance Tests in which, in Contractor’s judgment, all the conditions of Substantial Completion set forth in Section 9.1 have been satisfied, Contractor shall issue to Owner a Notice of Substantial Completion, which shall include copies of relevant test report(s) in reasonable detail and which shall set forth the date upon which the conditions set forth in Section 9.1 were satisfied. Within ten (10) Business Days after receipt of Notice of Substantial Completion, Owner shall respond to Contractor in writing and either accept such Notice or, within such period, identify any deficiencies, which shall be promptly corrected by Contractor and a Notice of Substantial Completion resubmitted to Owner. The date of Substantial Completion shall date back in time to the date Contractor first submits for such approval, provided that such submission is approved. Failure of Owner to respond within ten (10) Business Days shall be deemed an acceptance.

9.3       Punchlist. At a time designated by Owner and within seven (7) days of Substantial Completion, Owner and Contractor shall complete a joint inspection of the Work and Contractor shall deliver its proposed Punchlist to Owner. Within seven (7) days of the receipt of Contractor’s Punchlist, Owner shall respond to Contractor’s proposed Punchlist either confirming the list or specifying any disputed or missing items. Upon any such adjustment of the Punchlist, Contractor shall so notify Owner in writing. Within seven (7) days of Owner’s receipt of such adjusted Punchlist, Owner shall deliver to Contractor either its written acknowledgement that Punchlist is acceptable or a Notice specifying any disputed or missing items. In the latter instance, the foregoing procedure with respect to such items will be repeated until Punchlist is acceptable. Owner will release the milestone payment for achieving Substantial Completion as set forth in the Schedule of Values less *** the mutually agreed upon estimated value of remaining punchlist items (“Punchlist Retainage”). The Punchlist Retainage will be released upon full completion and Owner acceptance of the punchlist items.

9.4       Final Completion. Final Completion of the Work shall be defined to occur on the date when:

a)       The Project has achieved Substantial Completion; and

b)      The Project has completed a *** reliability test at nominal plant output;

c)       All Contractor’s personnel, supplies, equipment, waste materials, rubbish and temporary facilities have been removed from the Project and the Facility Site properly restored to an acceptable condition;

d)      All special tools required under the Contract have been delivered to Owner;

e)       Contractor has provided all required “As-Built” drawings; and

f)       Contractor has provided all Operation and Maintenance Manuals; and

g)       Contractor has provided and replaced all spare parts as required by Section 1.6 above; and

h)      Contractor has completed all Punchlist work, or made payment for incomplete work out of the Punchlist Retainage.

9.5                 Notice of Final Completion. Promptly after items in Section 9.4 above have been completed, Contractor shall issue to Owner a Notice of Final Completion which shall include copies of relevant Performance Test reports in reasonable detail and which shall set forth the date upon which the conditions set forth in Section 9.4 were satisfied. Within ten (10) Business Days after receipt of the Notice of Final Completion, Owner shall respond to Contractor in writing and either accept such Notice or identify any deficiencies which shall be promptly corrected by Contractor and the Notice of Final Completion resubmitted to Owner. The date of Final Completion shall date back in time to the date Contractor first submits for such approval, provided that such submission is approved. In the event Owner fails to provide Contractor Notice, as required hereinabove, the Parties agree that Final Completion shall be deemed to have occurred with the date of Final Completion being the date of Contractor’s most recent applicable Notice to Owner that the requirements of Final Completion have been achieved.

9.6       Facility Turnover. Upon Substantial Completion, Owner shall take possession, control and risk of loss of the Work and shall thereafter be solely responsible for its day-to-day security, operation and maintenance.

ARTICLE 10 – CHANGES

10.1              Definition of Change. The following shall be a Change under this Contract:

(a)                Any material addition to, deletion from, suspension of, or modification of the Project or Work as described in Exhibit B, or as set forth in this Article 10;

(b)               Any Force Majeure Event in accordance with the provisions of Article 16;

(c)                Failure or delay of Owner to provide or cause to be provided material information or other items as required by this Contract, or any material error or omission or any material addition to, deletion from, or modification in such information or items (including any delays, defects or deficiencies in OFE);

(d)               Delay, suspension of, or other demonstrable adverse impact on Contractor’s or its Subcontractors’ activities under this Contract resulting from interference or delay by Owner or Owner’s employees, agents, invitees, consultants, contractors, or others for whom Owner is responsible (other than Contractor and its Subcontractors or its employees, agents, invitees, consultants or contractors);

(e)                Any discovery of Hazardous Wastes or Materials, other than those brought to the Facility Site by Contractor or its Subcontractors for the purpose of performing the Work, unless improperly released by Owner, its subcontractors, or those for whom Owner is responsible, which adversely affect the Work, the Contract Price or the Project Schedule;

(f)                Change of Law, including any action or inaction of a Governmental Unit;

(g)                Any conditions encountered at the Facility Site which are (1) physical conditions which differ materially from those disclosed in Exhibit E or (2) unknown physical conditions which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in this Contract;

(h)               Any reconciliation of the Engineered Equipment Target Price, pursuant to Section 3.5; and

(i)                 Any adjustments to the Engineered Equipment Target Price that are required as a result of a Change , pursuant to Sections 3.5 or 3.6.

10.2 Adjustment Due to Changes. To the extent that a Change affects Contractor’s or its Subcontractors’ time or cost of performing the Work, Contractor shall be entitled to an equitable adjustment as appropriate.

10.3 Change Orders. In connection with any Change, Contractor shall submit to Owner a written proposal for executing the changed Work, if any, and an estimate, in accordance with Exhibit B, detailing any impact upon affected provisions of this Contract that Contractor contends would result from such Change. Owner shall issue a change order to Contractor authorizing an equitable adjustment to the Contract Price and/or Project Schedule as shall have been agreed to by Owner and Contractor.

Contractor shall not be required to proceed with any change order prior to mutual agreement on the price, schedule and scope, and it has received a fully executed change order. If Owner and Contractor cannot agree to terms on a change order, Owner may direct Contractor to work on a time and materials (“T&M”) basis, as set forth in Exhibit P. Contractor shall maintain complete and accurate records of the costs incurred due to any work performed pursuant to Exhibit P, and periodically submit detailed summaries of costs sustained due to Changes implemented pursuant to Exhibit P. Reimbursement shall be made pursuant to Section 4.2. Each change order shall show agreed-upon equitable adjustment(s) as may be affected by such Change.

10.4        Change Order Preparation Costs. Contractor, at its option, shall be reimbursed for its reasonable costs of preparing any change order requested by Owner whether or not the change order is approved for implementation. If Contractor elects to exercise this option, it shall notify Owner in advance of such change order preparation.

10.5        Equitable Adjustment Dispute Resolution. If the Parties are unable to agree that Contractor is entitled to an equitable adjustment, then each Party shall, within five (5) Business Days of the Parties’ determination that the dispute cannot be resolved, appoint a senior management representative from their respective companies who will make a good faith effort to negotiate a resolution. After ten (10) Business Days from the latest appointment of a senior management representative, should such representative(s) be unable to resolve the dispute to their mutual satisfaction, then the Parties may agree to participate in arbitration, as set forth in Article 29. Nothing herein shall preclude either Party from pursuing any available remedy in equity or at law as provided under this Contract.

ARTICLE 11 – WARRANTIES

11.1              Construction, Equipment, and Materials Warranty. Contractor warrants that the Work shall conform to the standard of material and workmanship customarily provided under similar circumstances in the same relative geographic location for similar projects in the electric utility industry, shall be of good quality and free from defects, shall conform in all respects to Exhibit B and the terms of this Contract and shall be new if not otherwise expressly specified in Exhibit B or approved by Owner. NOTWITHSTANDING THE FOREGOING, CONTRACTOR DOES NOT WARRANT AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, FOR OWNER FURNISHED EQUIPMENT.

11.2 Remedies. During the Warranty Period and upon Notice received from Owner, Contractor shall, without additional compensation:

(a)                Construction: Re-perform or cause to be re-performed any construction Work that is found to be deficient in that it fails to meet the standard of workmanship set out in Section 11.1; and

(b)               Equipment and Materials: Take such steps as may be necessary to repair or replace (at Contractor’s option) any equipment or materials furnished by Contractor or its Subcontractors (not including Owner Furnished Equipment) found to be defective due to failure to meet the standards set out in Section 11.1.

11.3                                Warranty Period. Contractor’s obligations and liabilities under this Article 11 shall cease upon the termination of the “Warranty Period,” defined as the period extending for *** after the earlier of (1) the date of Substantial Completion, or (2) the date the equipment is first put into use for its intended purpose; provided that any Work which is not complete on the date of Substantial Completion shall be warranted for *** after the completion date of such Work and provided that any re-performance, repair or replacement work shall be re-warranted for *** after the completion date of such work; provided however, all warranty obligations shall terminate *** from the beginning of the Warranty Period and such remedies shall be Owner’s sole and exclusive remedies for warranty claims.

11.4        Design and Engineering Services Warranty. Design and engineering services provided as part of the Work shall conform with the Contract and all exhibits and schedules and amendments thereto and shall be performed in accordance with the standards of care and diligence normally practiced by recognized engineering firms in performing services of a similar nature at the time of performance of the Work. If, during the Warranty Period, Owner promptly notifies Contractor in writing of an error caused by Contractor’s failure to meet the standard set forth above, Contractor shall re-perform such engineering and design services. Contractor’s obligations under this Section shall include removal, repair and replacement of non-conforming portions of the Work.

11.5              Notice. Contractor’s warranty obligations and liabilities under Section 11.1 are conditioned on Owner delivering Notice of an alleged deficiency or defect not later than thirty (30) Business Days after actual discovery thereof by Owner and that, in any event, Notice of such alleged deficiency or defect is given to Contractor within the Warranty Period as it may be extended pursuant to Section 11.3. Any such Notice of deficiency or defect shall state with reasonable specificity the date of occurrence or observation of the deficiency or defect and the reasons supporting Owner’s belief concerning the alleged deficiency or defect. Contractor shall respond to any such Notice not later than thirty (30) Business Days after receipt of any such Notice and Contractor shall promptly commence the appropriate re- performance, repair or replacement consistent with Section 11.3.

11.6 Effect of Operation and Maintenance. The obligations and liabilities of Contractor under this Article 11 do not extend to any repairs, adjustments, alterations, replacements or maintenance that may be required as a result of normal corrosion, erosion, noise level or normal wear and tear in the operation of the Facility; or as a result of Owner failure to operate and maintain the Facility after Substantial Completion in accordance with applicable operating and maintenance manuals and good operating practice; or as a result of Owner’s operation of the Facility at conditions of service more severe than specified for the design or operation of Facility systems and equipment; or as a result of other willful or negligent acts or omissions of Owner or Owner’s employees, agents or other contractors.

11.7              Assignment of Subcontractor Warranties. Contractor shall cause all Subcontractor warranties to be assignable to Owner or Owner’s designee. Contractor shall assign to Owner all unexpired Subcontractor warranties upon the expiration of the Warranty Period.

11.8 Limitation of Warranties. EXCEPT AS PROVIDED HEREIN, THERE ARE NO WARRANTIES OR GUARANTEES, EXPRESS OR IMPLIED, RELATING TO CONTRACTOR’S SERVICES OR OTHER WORK HEREUNDER, AND CONTRACTOR DISCLAIMS ANY IMPLIED WARRANTIES OR WARRANTIES IMPOSED BY LAW (INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND OTHER THAN WARRANTIES OF TITLE). PERFORMANCE BY CONTRACTOR OF ITS OBLIGATIONS UNDER SECTIONS 11.2 AND 11.4 SHALL FULLY SATISFY CONTRACTOR’S LIABILITY FOR DEFECTS OR DEFICIENCIES IN THE WORK. IN NO EVENT SHALL CONTRACTOR’S WARRANTY OBLIGATIONS WITH REGARD TO ANY WORK RELATED TO OWNER ASSIGNED OR SPECIFIED SUBCONTRACTORS EXCEED THOSE AVAILABLE FROM SUCH OWNER ASSIGNED OR SPECIFIED SUBCONTRACTORS, IF ANY.

ARTICLE 12 – TITLE

12.1        Provision of Clear Title. Contractor shall provide Owner with good title to all materials, equipment, tools and supplies furnished by Contractor and its Subcontractors as part of the Work that become part of the Facility or are purchased by Contractor for the operation, maintenance or repair thereof and shall keep the foregoing free and clear of all liens, claims for payment for Work performed, security interests and encumbrances whatsoever to the extent Owner has made payment for the same. Contractor shall indemnify and hold Owner harmless against all claims related to liens, payment , security interests, and/or encumbrances whatsoever for all Work performed to the extent Owner has made payment for the same. Transfer of title shall in no case be prior to receipt by Contractor of a Progress Payment related to an identifiable item of work.

ARTICLE 13 – DEFAULT

13.1              Contractor Events of Default. Contractor shall be in default of its obligations under this Contract (a “Contractor Event of Default”) upon: (i) the occurrence of any one or more events or conditions referred to in paragraph (a) below, (ii) *** from the commencement of any one or more of the proceedings referred to in paragraph (b) below, unless the petition commencing the proceeding is timely controverted and the proceedings dismissed or effectively stayed within that time, (iii) upon the occurrence of the condition referred to in paragraph (c) below, or (iv) upon the occurrence of any of the events or conditions set forth in paragraph (d) below (excluding an event or condition for which liquidated damages are paid) and continuation thereof for *** following delivery to Contractor of a Notice from Owner to cure such event or condition and, except for a default by Contractor in payment of sums due to Owner from Contractor, Contractor fails to commence and diligently pursue a cure thereof and thereafter until the earliest date on which such cure can be completed provided a cure can be reasonably and timely completed :

(a)                Contractor voluntarily commences bankruptcy, insolvency, reorganization, stay, moratorium or similar debtor-relief proceedings; or shall have become insolvent or generally does not pay its debts as they become due; or admits in writing its inability to pay its debts; or makes an assignment for the benefit of creditors; or

(b)               insolvency, receivership, reorganization or bankruptcy proceedings shall have been commenced against Contractor; or

(c)                Contractor has failed to achieve Substantial Completion by the Guaranteed Substantial Completion Date and, after an additional ***, Contractor still has not achieved Substantial Completion.

(d)               Contractor shall have defaulted in its performance under any other material provision of this Contract.

13.2        Owner Events of Default. Owner shall be in default of its obligations under this Contract (a “Owner Event of Default”) upon: (i) the occurrence of any one or more events or conditions referred to in paragraph (a) below, (ii) *** from the commencement of any one or more of the proceedings referred to in paragraph (b) below, unless the petition commencing the proceeding is timely controverted and the proceedings dismissed or effectively stayed within that time, or (iii) upon the occurrence of the event or condition set forth in paragraph (c) below and continuation thereof for *** following delivery to Owner of a Notice from Contractor to cure such event or condition and, except for a default by Owner in payment of sums due to Contractor from Owner in which case Owner shall be in default if payment, including late payment interest, is not made within *** from the date of Notice from Contractor, Owner fails to commence and diligently pursue a cure thereof and thereafter until the earliest date on which such cure can be completed (provided a cure can be reasonably and timely completed):

(a)                Owner voluntarily commences bankruptcy, insolvency, reorganization, stay, moratorium or similar debtor-relief proceedings; or shall have become insolvent or generally does not pay its debts as they become due; or admits in writing its inability to pay its debts; or makes an assignment for the benefit of creditors; or

(b)               insolvency, receivership, reorganization or bankruptcy proceedings shall have been commenced against Owner; or

(c)                Owner shall have defaulted in its performance under any material provision of this Contract.

(d)               Assignment of Owner’s right or obligations under this Contract, except as provided in this Contract.

ARTICLE 14 – TERMINATION

14.1        Termination by Owner for Default. Owner may, in its sole discretion, terminate this Contract and the Work at any time for cause in the event a Contractor Event of Default shall have occurred and be continuing by giving written Notice of such termination to Contractor. In such event:

(a)                If requested by Owner, Contractor shall withdraw from the Facility Site, shall assign to Owner the unperformed portions of such Contractor’s subcontracts as Owner may request, provided Contractor shall retain its rights against such Subcontractors for work performed prior to such termination and Owner assumes all of Contractor’s obligations under such assigned agreements, and Contractor shall have no liability for any work performed thereunder, and such assignments shall become effective upon Owner’s payment of all amounts required under this Contract, and Contractor shall remove such materials, equipment, tools and instruments used and not incorporated into the Work, and any debris or waste materials brought to or generated at the Facility Site by Contractor in the performance of the Work, and Owner shall have a license to use any and all patented or proprietary information, and all drawings and plans Owner deems necessary to complete the Work, provided, however, Owner shall not have the right to use such information, drawings or plans for any other purpose and Contractor shall retain ownership of and all rights in such information, drawings or plans except for the limited license granted Owner herein. Owner shall indemnify, defend and hold harmless the Contractor Indemnitees for any claims or losses directly arising out of or related to any such use by Owner of the information, drawings and plans for any other purpose; and

(b)               Although Owner shall use reasonable efforts to mitigate the cost for completion of the Work, Owner may employ any person, firm, or corporation to finish the Work by whatever method Owner may deem expedient and may undertake such expenditures as in Owner’s reasonable judgment will best accomplish the timely completion of the Work. In such event, Contractor shall be liable to Owner for the reasonably incurred additional costs to Owner of completing the Work. Such costs for which Contractor is liable as set forth above may be deducted by Owner out of monies due, or that may at any time thereafter become due, to Contractor. If such cost exceeds the sum that would have otherwise been payable to Contractor under this Contract, then Contractor shall be liable for, subject to the limitations of liability set forth in Article 26, and shall promptly, but in any event not more than thirty (30) days after Notice from Owner, pay to Owner the amount of such excess excluding Changes in the Work following such Contractor Event of Default.

14.2     Termination by Owner Without Default. Owner may, in its sole discretion, terminate this Contract and the Work at any time if it shall have determined to entirely abandon the construction and operation of the Facility by giving Notice of termination to Contractor. In such event:

(a) Upon such termination, Contractor shall be entitled to receive payment for (1) the value of the Work completed to the date of termination not previously covered by Progress Payments, including profit with respect to such completed Work and (2) documented and reasonable costs (plus *** markup on such costs) incurred by Contractor to implement such termination (including demobilization costs, and termination/cancellation costs under subcontracts and purchase orders).

(b) Owner and Contractor shall use commercially reasonable efforts to mitigate costs incident to termination of Work, continuing executory obligations and cancellation charges.

14.3     Termination by Contractor. Upon an Owner Event of Default, Contractor may terminate this Contract. Upon such termination, Owner shall pay Contractor for:

(1)       Work performed to date of termination;

(2)       proven loss sustained upon materials, equipment, tools and construction equipment and machinery, including overhead, profit, and damages;

(3)       reasonable employee and office demobilization expenses;

(4)       reasonable and customary costs of settlement(s) or termination with Subcontractors; and

(5)       other reasonable termination expenses as may be identified and mutually agreed on by Owner and Contractor;

(6)       And a profit upon items 1 through 5.

ARTICLE 15 – SUSPENSION

15.1 Suspension by Owner. Owner may at any time and for any reason suspend performance of the Work by giving at least ten (10) days prior Notice to Contractor. At any time after the effective date of the suspension, Owner may require Contractor to resume performance of the Work provided that the Owner will give reasonable Notice to Contractor for resumption.

15.2 Obligation of Contractor. In the event the Work is suspended by Owner, as provided in Section 15.1, Contractor shall be relieved of any obligation hereunder to the extent such obligation is affected by such suspension except that, upon suspension of the Work by Owner, as provided in Section 15.1, Contractor shall:

(a)          discontinue the Work to the extent specified in the Notice;

(b)         place no further orders or subcontracts for material, services or facilities with respect to suspended Work other than to the extent required in the Notice;

(c)          make reasonable effort to obtain suspension of all orders, subcontracts and rental agreements to the extent they relate to performance of suspended Work pursuant to the terms of any applicable subcontracts;

(d)         continue to protect and maintain the Work including those portions that have been suspended;

(e)          keep, to the extent required in the Notice, its organization and equipment committed to the Work on a standby basis; and

(f)          take other reasonable steps to minimize costs associated with such suspension.

15.3 Effects of Suspension. A suspension of the Work by Owner, or a suspension by Contractor pursuant to Section 4.4 above, shall be a Change. Contractor shall be entitled to an equitable adjustment to the Contract Price and/or the Project Schedule, which shall include reimbursement for the following amounts:

(a)                reasonable costs associated with demobilization and remobilization of Contractor’s plant, forces and equipment;

(b)               reasonable costs incurred by Contractor in suspending the work of any Subcontractors; and

(c)                reasonable costs of maintaining and protecting the Work, including additional insurance premiums.

In addition to an equitable adjustment of any parts of this Contract as may be affected by such Change, Owner shall pay Contractor an amount for Work performed by Contractor through the date of suspension in respect of Work performed and completed or partially completed milestones not covered by Progress Payments previously made. During any such suspension, Contractor shall fulfill the obligations set forth in Section 15.2 above.

15.4 Ongoing Suspension Costs. During the period of any suspension under Section 15.2, costs for ongoing Work approved by Owner and suspension costs as set forth in Section 15.3 shall be paid on a current basis in accordance with the provisions of Section 4.2.

15.5 Termination by Contractor. In the event of a suspension of the Work by Owner, Contractor may terminate this Contract if the aggregate period of suspensions of Work exceeds ***.

ARTICLE 16 – FORCE MAJEURE

16.1 Excuse from Performance for Force Majeure. Each Party shall be excused from performance and shall not be considered to be in default with respect to any obligation hereunder, if, and to the extent that, its failure of or delay in performance is due to a Force Maj eure Event and both Parties shall use reasonable efforts and due diligence to mitigate such an event.

16.2              Notice of Force Majeure Event. If either Party’s ability to perform its obligations hereunder is affected by a Force Majeure Event, such Party shall give Notice within a reasonable time to the other Party stating the nature of the event, its potential effect and the anticipated duration thereof and any action being taken to avoid or minimize its effect. The burden of proof shall be on the Party claiming Force Maj eure.

16.3     Relief for Force Majeure. The suspension of performance due to a Force Majeure Event shall be of no greater scope and no longer duration than reasonably required and the Party suffering the Force Maj eure shall use commercially reasonable efforts to remedy its inability to perform. If such suspension shall have occurred, the Project Schedule shall be extended by a period equal to the amount of time (including a reasonable period for demobilization and remobilization) as demonstrated by Contractor to be necessary for Contractor to make up for the delay. Contractor shall receive an equitable adjustment in the Contract Price.

16.4     No Excuse of Obligations to Pay Money. Notwithstanding the foregoing, the obligation to pay money in a timely manner for Work actually performed shall not be excused due to a Force Majeure Event and shall not be subject to suspension.

ARTICLE 17 – INSURANCE

17.1              Contractor shall procure and maintain the following types and amounts of insurance coverage:

a.    Workers’ Compensation - Statutory;

b.    Employer’s Liability - *** each accident;

c.    Commercial General Liability - *** each occurrence / *** aggregate combined single limit;

d.    Automobile Liability - *** each accident combined single limit; and

e.    Professional Liability - Provided under Contractor’s or its design subcontractor’s practice or ongoing program with limits of not less than *** each claim / aggregate.

f.     “All Risk” Builder’s Risk – “All Risk” Builders Risk in an amount equal to the full replacement value of the Facility. Such coverage shall be in effect from the first arrival of permanent materials on the Site through the Substantial Completion Date. Reasonable sub- limits will be allowed for the perils of flood, earthquake, off-Site storage and inland transit.

17.2 Owner shall procure and maintain the following types and amounts of insurance coverage:

a.   After Substantial Completion and until expiration of the warranty period specified in Article 11, Owner shall maintain appropriate Permanent Property / Boiler and Machinery insurance on the Project and shall require its insurers to waive all rights of subrogation against Contractor, its subcontractors and affiliates, with maximum deductibles of *** per occurrence.

17.3        Contractor shall require its Subcontractors to supply the types of coverages as set forth in Article 17.1 items a), b), c) and d) above for their operators and other staff, in accordance with its usual practice.

17.4        Owner and others under its control shall supply similar coverage to Article 17.1 items a), b), c) and d) above for their operators and other staff.

17.5        Contractor to name Owner as additional insured under coverage listed in Article 17.1 items c) and d) and include waiver of subrogation in favor of Owner regarding item a).

ARTICLE 18 – RISK OF LOSS

18.1              Repair or Replacement Cost Responsibility of Contractor. From the date of Contractor’s mobilization on the Facility Site until Substantial Completion, Contractor shall bear the risk of physical loss or damage to the Work and, with respect to OFE, upon delivery at the Facility Site or the nearest railhead, as applicable, and care, custody and control is accepted by Contractor. Subject to the foregoing, Contractor and Subcontractors shall have no liability at any time for loss or damage to property of Owner, or in custody of Owner, other than the Work, and Owner releases Contractor and Subcontractors therefrom. Subject to the provisions of Article 11, Contractor and Subcontractors shall also have no liability for any loss of or damage to the Facility after the date of Substantial Completion as it is the intent of the Parties to rely on the proceeds of Owner’s insurance as satisfaction for any loss or damage occurring after Substantial Completion, and Owner releases Contractor and Subcontractors for any such loss or damage.

18.2        Safe Delivery. Contractor shall be responsible for the transportation, shipping, and receiving of materials, equipment, supplies, and all other items furnished by Contractor as part of the Work.

ARTICLE 19 – INDEMNIFICATION

19.1              Contractor’s Indemnification Obligation. Contractor shall defend, indemnify and hold harmless Owner and its employees, agents, directors, officers and/or assigns, parent company and its affiliates, their respective employees, agents, officers, partners and directors and anyone else acting for or on behalf of them and any of their respective assigns (“Owner Indemnitees”), from and against all liabilities, claims, damages, losses, and expenses (including reasonable attorneys’ fees and court costs directly related thereto) for third party claims for (i) bodily injury to or death of persons, including Contractor’s and Subcontractor’s employees, (ii) for loss or damage to the property of third parties to the extent caused by negligent or tortious act or omission or intentional misconduct of Contractor or any Subcontractor or anyone directly or indirectly employed by any of them, or anyone for whose acts such Contractor or any Subcontractor may be liable in connection with activities under this Contract, (iii) any breach of Governmental Rules by Contractor or any Subcontractor or anyone directly or indirectly employed by any of them, or anyone for whose acts such Contractor or any Subcontractor may be liable in connection with activities under this Contract. For purposes of this Section 19.1, the Work, Facility, and Project, as defined in this Contract, and property owned by or in the custody of Owner or Owner’s parent or its affiliates, and all other property located at the Facility Site (other than property owned by Contractor or its Subcontractors) shall not be construed as third party property.

19.2 Owner’s Indemnification Obligation. Owner shall defend, indemnify and hold harmless Contractor and its Subcontractors, employees, agents, officers and/or assigns, their respective employees, agents, officers, partners and directors and anyone else acting for or on behalf of them and any of their respective assigns (“Contractor Indemnitees”), from and against all liabilities, claims, damages, losses and expenses (including reasonable attorney’s fees and court costs directly related thereto) for (i) third party claims for bodily injury to or death of persons, including employees of Owner and Owner’s parent and its affiliates, (ii) for loss of or damage to the property of third parties which arises out of or results from any negligent, intentional or tortious act or omission or intentional misconduct of Owner, or anyone directly or indirectly employed by them (other than Contractor or any Subcontractor), or anyone for whose acts Owner may be liable in connection with activities under this Contract, and (iii) any breach of Governmental Rules by Owner, or anyone directly or indirectly employed by them (other than Contractor or any Subcontractor), or anyone for whose acts Owner may be liable in connection with activities under this Contract.

19.3 Owner’s Hazardous Wastes or Materials Indemnity. Notwithstanding any provision herein to the contrary, Owner shall, to the full extent permitted by law, indemnify, defend and hold harmless Contractor Indemnitees from and against all claims, damages, losses, and expenses, including reasonable attorneys’ fees and court costs, arising out of or resulting from the Work of Contractor or Subcontractors or any claims against Contractor or Subcontractors arising from the acts or omissions of others for the actual, alleged, or threatened discharge, dispersal, release, or escape of any Hazardous Wastes or Materials whether sudden or not:

(a)                located on Owner’s property or on the Facility Site as of the date of this Contract;

(b)               produced, emitted, or released by Owner (including release of Hazardous Wastes or Materials brought to the Facility Site by Contractor or a Subcontractor) from Owner’s facilities or the Facility Site;

(c)                resulting from the presence, removal, disposal, abatement, or remediation of Hazardous Wastes or Materials located on Owner’s property or on the Facility Site as of the date of this Contract; or

(d)               brought onto or released on the Facility Site by anyone other than Contractor or its agents, subcontractors, or employees, or affecting the Facility Site due to acts of the Owner or anyone other than Contractor or its agents, Subcontractors, or employees, after the date of this Contract.

19.4     Contractor’s Hazardous Wastes or Materials Indemnity. Contractor shall indemnify, defend and hold harmless the Owner Indemnitees from and against all claims, damages, losses and expenses including reasonable attorney’s fees and costs, arising out of or related to the release of Hazardous Wastes or Materials brought to the Facility Site by Contractor or its Subcontractors, except for first fills intended to be left on the Facility Site for operation and later disposed of by Owner or others under Owner’s control.

19.5     No Indemnity of Party At Fault. Except for Section 19.3, and any actions brought by any owners of the existing Facility or Facility Site which are not parties to the Contract, nothing contained herein shall obligate either Party to indemnify or hold harmless the other Party, its assigns or any of their respective officers, directors, parent company, affiliates, employees or agents from any claims or liabilities to the extent of the negligent or tortious act or omission (including strict or absolute liability) or intentional misconduct of the Party seeking indemnification.

19.6        Conditions. Each Party’s obligation with respect to claims and suits covered by this Article 19 are subject to the conditions that (a) the indemnitee gives the indemnitor reasonably prompt Notice of any such claim or suit; (b) the indemnitee cooperates in the defense of any such claim or suit; and (c) the indemnitor has sole control of the defense and settlement for any such claim or suit.

ARTICLE 20 – INTELLECTUAL PROPERTY INFRINGEMENT

20.1        Patent Indemnity. Owner shall not cause Contractor to use and Contractor shall not use any design, process or equipment that would infringe upon any patent right held by any third party. Owner shall defend, indemnify and save Contractor harmless from and against all loss, damages and expenses arising out of any suit or action brought against Contractor for use of any design, process or equipment specified by Owner based upon a claim that any design, process or equipment incorporated in the Work infringes upon any invention, design, process or device that is the subject of a patent.

20.2     Indemnity Against Intellectual Property Infringement. Contractor shall defend, indemnify and hold harmless Owner against all loss, damage and expense (including reasonable attorney’s fees and court costs directly attributable thereto) arising from any third party claim or legal action for unauthorized disclosure or use of any trade secrets, or of patent, copyright or trademark infringement arising from Contractor’s performance of the Work.

20.3     Assistance by Owner. If Contractor has charge of any suit brought against Owner, Owner shall render such assistance as Contractor may reasonably require in the defense of such suit except Owner shall have the right to be represented therein by counsel of its own choice and at its own expense.

20.4     Injunction. If Owner is enjoined from completion of the Facility or any part thereof or from the use, operation or enjoyment of the Facility or any part thereof as a result of a third party claim or legal action or any litigation based thereon, for which Contractor is required to indemnify Owner under Section 20.2, Contractor shall use commercially reasonable efforts to remove such injunction and, at its option, substitute non-infringing equipment or processes, or modify such infringing equipment or processes of the Work so they become non-infringing, or obtain the necessary licenses to use the infringing equipment or processes, provided that such substituted or modified equipment or processes meet the requirements of this Contracts.

20.5        Contractor’s Continuing Obligations. Owner’s acceptance of Contractor’s engineering design and/or proposed or supplied materials and equipment shall not be construed to relieve Contractor of any obligation hereunder.

ARTICLE 21 – CONFIDENTIAL INFORMATION

21.1        Confidentiality. For purposes of this Agreement, “Confidential Information” shall include any information, records, data, documents, studies, reports, renderings or similar items relating to Owner, the Facility, the Work or the Facility Site, which are proprietary to Owner, including, without limitation, Owner’s business plans, marketing plans, intended or contemplated operations, investor documents, names of Owner’s investors, and names of consultants under contract with Owner. From the date of the Contract through the date that is three (3) years from the expiration or termination of this Contract, Contractor agrees that it shall not, without the express written permission of Owner, publish, disclose, disseminate, use, or permit the use of Confidential Information furnished to, or obtained or learned by, Contractor in connection with the Work or otherwise in connection with this Contract, except by the responsible officers, employees, agents, affiliates and representatives of Contractor and its Subcontractors in connection with the performance of the Work and strictly subject to the terms and conditions of this Section 21.1. This Section 21.1 shall survive the expiration or termination of this Contract.

21.2     Press Releases. Owner and Contractor agree that it is in their mutual interest to limit dissemination of information of strategic value to the power industry regarding the Facility and the Contract. To the extent that press releases, advertisements in the trade press, or tombstones in the financial or trade press are published by either Party, then Owner and Contractor agree to attempt in good faith to reflect in any such press releases made during the first year after Substantial Completion the principal roles of Owner and Contractor in the transaction. This is not intended to imply that equal billing must be given the other Party but simply that neither Party can ignore the other’s contributions if that Party should choose to publish information. Each Party intending to issue or publish a press release, advertisement or tombstone shall use its best efforts to provide a draft thereof to the other Party for review and approval (such approval not to be unreasonably withheld or delayed). Notwithstanding anything herein to the contrary, except to the extent required by Governmental Rules, Contractor shall not issue at any time prior to Substantial Completion, without the prior consent of Owner, any public statement, press release, public handout, photograph or other material relating to or disclosing in any way whatsoever anything relating to the Facility or the Work. The requirements of the preceding sentence shall not apply to Contractor’s communications with prospective or actual Subcontractors or any Party’s communications with anyone who may have a need to know for purposes of Contractor’s development, financing or execution of the Work.

21.3        Visits to the Facility Site. Until Substantial Completion, Contractor shall have reasonable opportunities, upon reasonable prior notice to Owner, to bring visitors to the Facility Site for promotional purposes.

ARTICLE 22 – RIGHTS TO INTELLECTUAL WORK PRODUCT

22.1        Ownership. Upon acceptance of Contractor’s Notice of Final Completion, Owner shall receive a transferable, perpetual, fully paid license to use the drawings, specifications, computer software and all other documents produced by Contractor, and its Subcontractors in performing Work pursuant to this Contract. Contractor shall retain all rights in its standard drawings, designs, databases, computer software and other proprietary property. All rights to intellectual property developed, utilized, or modified in the performance of the Work shall remain the property of Contractor or the applicable Subcontractor.

22.2     Reuse of Data. All documents, drawings, specifications and computer software prepared by Contractor pursuant to this Contract are instruments of service in respect to the Project. They are not intended or represented to be suitable for reuse by Owner or others except as may be necessary or useful in relation to this Project before and after completion. Any reuse on other Projects without prior written verification or adaptation by Contractor for the specific purpose intended will be at Owner’s sole risk and without liability or legal exposure to Contractor. Owner shall defend, indemnify and hold harmless Contractor and its Subcontractors, employees, agents, officers and/or assigns, their respective employees, agents, officers, partners and directors and anyone else acting for or on behalf of them and any of their respective assigns against all claims, losses, damages, injuries and expenses, including attorneys’ fees, arising out of or resulting from such reuse.

22.3     Electronic Medium. Any files delivered in electronic medium may not work on systems and software different than those with which they were originally produced. Contractor makes no warranty as to the compatibility of these files with any other system or software. Because of the potential degradation of electronic medium over time, in the event of a conflict between the sealed original drawings and the electronic files, the sealed original drawings will govern.

ARTICLE 23 – ASSIGNMENT

23.1              Assignment by Owner. Owner may only assign its right, duties and obligations under this Contract as follows:

a) Should the Owner contemplate obtaining financing for the Project, to be secured by all or a portion of the Project, and rights under the Contract, Owner may collaterally assign, without the approval of the Contractor, its rights or obligations hereunder for purposes of securing such financing. Contractor shall, if requested, enter into such agreements with lenders with respect of such assignment as shall be mutually agreed upon; or

b) Owner may assign its rights, delegate its duties or otherwise transfer its interests hereunder, in whole but not in part, with the prior written consent of the Contractor. Such consent may be withheld in the sole discretion of the Contractor. Owner agrees that any assignment without such prior written consent shall be null and void and of no force or effect.

23.2     Assignment by Contractor. Contractor may not assign this Contract and any attempts to do so shall be null and void. Contractor’s subcontracting of any of its Work hereunder shall, without the prior written consent of Owner, be ineffective to relieve Contractor of its responsibility for the Work assigned or subcontracted.

ARTICLE 24 – LIENS

24.1        Liens. Provided Owner has met its payment obligations hereunder, Contractor shall take prompt steps to discharge any lien or claim filed against the Facility or upon any materials, equipment or structures encompassed therein or upon the premises upon which they are located by any Subcontractor based on a claim for payment of compensation in connection with the Work. If Contractor fails to promptly discharge any such lien or claim, Owner shall promptly notify Contractor in writing and Contractor shall then satisfy or defend any such liens or claims. Contractor shall have the right to contest any such lien or claim provided it first provides to Owner a bond or other assurances of payment reasonably satisfactory to Owner in the amount of such lien. Contractor shall indemnify and hold harmless Owner and defend it from any and all liens or similar claims against the Facility filed by a Subcontractor for payment of compensation for Work performed by such Subcontractor, including all expenses and reasonable attorney’s fees directly attributable thereto incurred in discharging any liens or similar encumbrances. Contractor’s obligations with respect to liens and claims covered by this Article 24 are contingent upon Owner paying Contractor as required. Owner will allow Contractor a minimum of fifteen (15) Business Days from statutory notice in the event Contractor must bond over or release a mechanic’s lien

24.2 Lien Releases. In addition to the information required by Section 4.2, each invoice for a Progress Payment shall be accompanied by partial releases from liens from Contractor in the form of Exhibit Q, Form of Partial Lien Release, for all Work included in the invoice for such Progress Payment. The invoice for the final payment according to the Schedule of Values shall be accompanied by a final release of liens from Contractor in the form of Exhibit R, Form of Final Lien Release.

ARTICLE 25 – NOTICES AND COMMUNICATIONS

25.1              Notices. Any Notice pursuant to the terms and conditions of this Contract shall be in writing and either: (a) delivered personally; (b) sent by certified mail, return receipt requested; (c) sent by a recognized overnight mail or courier service with delivery receipt requested; or (d) sent by facsimile transfer and acknowledged by recipient.

If to Contractor:

Boise Power Partners - Job # 750030 C/O TIC- The Industrial Company 1550 James Road

Bakersfield, California 93308

ATTN: Regional Vice President PHONE: (661)391-5700

FAX: (661)391-5704

With a copy to:                     Boise Power Partners - Job # 750030

C/O TIC- The Industrial Company PO Box 774848

Steamboat Springs, Colorado 80477 2211 Elk River Road

Steamboat Springs, Colorado 80487 ATTN: General Counsel

PHONE: (970)879-2561

FAX: (970)879-5052

And

Boise Power Partners – Job #750030 C/O Kiewit Power Engineers Co. 7311 W 132nd St., Suite 300

Overland Park, KS 66213

ATTN: Assistant General Counsel PHONE: (913)227-3600

FAX: (913) 227-0913

If to Owner:                          Scott F. Larrondo, PE

Idaho Power Company

Telephone Number: (208) 388-2484

Facsimile Number: (208) 388-6689

Idaho Power Company PO Box 70 (83707) 1221 West Idaho Street Boise, Idaho 83702

25.2     Effect of Notices. Notices shall be effective when received or acknowledged but no later than five (5) Business Days of the date mailed.

25.3     Technical Communications. Any technical or other communications pertaining to the Work shall be between the Contractor’s Project Manager and Owner Representative or other representative appointed by the Project Manager or the Owner Representative. Each Party shall notify the other in writing of the name of such representative. Contractor’s representatives shall be satisfactory to Owner, have knowledge of the Work and be available at all reasonable times for consultation. Each Party’s representatives shall be authorized to act on behalf of such Party in matters concerning the Work.

ARTICLE 26 – LIMITATIONS OF LIABILITY

26.1              Limitation of Liability.

(a)                The liability of Contractor, its members and their affiliates or related companies, for all claims, losses, damages and expenses arising from or related to in any way the performance of this Contract shall not exceed the lesser of (i) ***, excluding any assignments of OFE, or (ii) ***. Owner hereby releases Contractor from any liability in excess thereof. In addition, the total liability cap will be reduced by the proceeds of contractually specified/required insurance. Limitations on liability shall apply even in the event of breach of contract or warranty, tort (including negligence), strict liability or other basis of legal liability and shall extend to the partners, licensors, Subcontractors, and related entities of Contractor, Contractor’s directors, officers, employees, and agents and the directors, officers, employees, and agents of Contractor’s licensors, Subcontractors, and related entities of Contractor.

(b)               Notwithstanding any other provision herein to the contrary, Contractor’s risk is specifically limited for all Owner assigned or specified subcontractor items, if any, to that scope and extent of risk that each Owner assigned or specified subcontractor has accepted in its scope. This back- to-back limitation applies specifically to, but is not limited to, termination by any such Owner assigned or specified subcontractor, indemnification, patent indemnification, changes, delays, performance guarantees, emissions, noise, availability/reliability guarantees, and other guarantees of any kind, liquidated damages, liability caps, and warranty. Owner shall retain the collection risk as relates to obligations of such Owner assigned or specified subcontractor including, but not limited to, any liquidated damages. CONTRACTOR SHALL ACCEPT NO RISK FOR OFE WHETHER RISK IS FOR PERFORMANCE, DELAY, OR OTHERWISE.

(c)                Upon completion of the Work or termination of the Contract, provisions relating to indemnity, waivers, releases, and limitation of liability, including, but not limited to Article 26, shall remain in full force and effect.

26.2     Consequential Damages. In no event shall either Party hereto or any Subcontractor of any tier or any related company of either Party, including their agents, assignees, and affiliates, be liable for the loss of profits or revenue, loss of use of the equipment or any associated equipment, cost of capital, cost of substitute equipment, facilities or services, down time costs, costs in excess of estimates, loss of opportunity, loss of data, loss of goodwill, governmental penalties or sanctions imposed on Owner and/or claims of customers of the other Party for such damages or for any special, indirect, exemplary, incidental, punitive, or consequential loss or damages and Owner hereby releases Contractor and all Subcontractors and Contractor hereby releases Owner therefrom. This limitation does not apply to the liquidated damages specified in Article 27 herein.

26.3 General Obligations Law. The Contract shall be governed by and construed in accordance with the laws of the State of Idaho, excluding any choice of law provisions that would result in the application of the laws of another state.

26.4        Exclusive Remedies. The liabilities, obligations, warranties, and remedies of the parties are exclusively those expressly set forth in the Contract and are in lieu of any others available at law or otherwise.

26.5        Applicability of Disclaimers. Releases, waivers and limitations on liability and remedies expressed in this Contract shall apply even in the event of the breach of contract or warranty, tort (including negligence), strict liability or other basis of legal liability of the beneficiary of such releases, waivers or limitations. Such releases, waivers, and limitations shall extend to the partners, licensors, direct and indirect subcontractors and vendors, successors, assigns and related entities of the named beneficiary, and all such parties’ shareholders, directors, officers, employees, and agents.

ARTICLE 27 – LIQUIDATED DAMAGES

27.1     Owner Damages. Contractor acknowledges that Owner may suffer damages if Substantial Completion does not occur on or before the Guaranteed Substantial Completion Date and that the amount of those damages may be difficult to ascertain. If Substantial Completion does not occur on or before the Guaranteed Substantial Completion Date, then Contractor shall pay Owner as liquidated damages and not as a penalty, the daily rate identified in Section 27.2 herein, subject to the limitation set forth in Section 27.3; provided that if such delay is a result of a Change of Law, Change, Force Majeure Event, or Owner- caused Change, then Contractor shall not be obligated to pay Owner liquidated damages for such delay.

27.2     Daily Rate. Subject to Section 27.1, for each day beyond the Guaranteed Substantial Completion Date that Substantial Completion has not been achieved, Contractor shall pay to Owner as follows:

i.)                  ***

ii.)                ***

iii.)             ***

Payment of such liquidated damages shall be Contractor’s sole and exclusive liability and Owner’s sole remedy for delays. The difference (or margin) between the Target Substantial Completion Date and the Guaranteed Substantial Completion Date belongs to Contractor and Contractor shall also own the critical path float.

27.3     Limitation. Delay liquidated damages shall be limited to no more than *** of the Contract Price, excluding any assignments of OFE. IN NO EVENT SHALL DELAY LIQUIDATED DAMAGES EXCEED THOSE AVAILABLE FROM OWNER ASSIGNED OR SPECIFIED SUBCONTRACTORS, IF ANY.

27.4     Performance Liquidated Damages. Performance liquidated damages shall be established for Guaranteed Net Power Output and Guaranteed Net Heat Rate only and shall not exceed ***, respectively. Performance liquidated damages shall be limited to no more than *** of the Contract Price, excluding any assignments of OFE. IN NO EVENT SHALL PERFORMANCE LIQUIDATED DAMAGES EXCEED THOSE AVAILABLE FROM OWNER ASSIGNED OR SPECIFIED SUBCONTRACTORS, IF ANY.

27.5        The aggregate total of all liquidated damages shall not exceed *** of the Contract Price, excluding any assignments of OFE.

27.6     The Contract shall provide for setoff of any liquidated damages by power or fuel sales by Owner, if any, as appropriate. Delay and performance liquidated damages are the sole and exclusive remedies related to the time to complete the work and the performance of the Project, respectively, except in the event of a default termination.

ARTICLE 28 – MISCELLANEOUS

28.1        Effect of Invalid Provisions. The invalidity or unenforceability of any portion or provision of this Contract shall not affect the validity or enforceability of any other portion or provision. Any invalid or unenforceable portion of any provision shall be deemed severed from this Contract. The Parties shall negotiate an equitable adjustment in such portions or provisions of this Contract to effect the underlying purposes of this Contract.

28.2     Order of Precedence. In the event there is a conflict between or among provisions of this Contract, the more specific provisions shall take precedence over the less specific.

28.3        Governing Law and Jurisdiction. Except as provided in and subject to Section 26.3 above, this Contract shall be interpreted under and governed by the laws of the state of Idaho without reference to its choice of law provisions.

28.4     Survival. The provisions of Articles 19, 20, 21, 22, 24 and 26 shall survive the termination whether by completion of the Work or otherwise of this Contract.

28.5        Entire Contract. This Contract and the exhibits attached hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and there are no oral or written understandings, representations or commitments of any kind, express or implied, which are not expressly set forth herein.

28.6     Modification in Writing. No oral or written modification of the Contract by any officer, agent or employee of Contractor or Owner, either before or after execution of this Contract, shall be of any force or effect unless such modification is in writing and signed by the Party to be bound thereby.

28.7     Continuing Obligations. The waiver of any breach or failure to enforce any of the terms, covenants or conditions of this Contact shall not in any way affect, limit, modify or waive the future enforcement of such terms, covenants or conditions, any course of dealing or custom of the trade notwithstanding.

28.8     Headings. The headings contained herein are included solely for the convenience of the Parties and are not part of this Contract.

28.9        No Third-Party Beneficiaries. The provisions of this Contract are intended for the sole benefit of Owner and Contractor and for the benefit of Subcontractors to the extent expressly provided in this Contract and there are no third-party beneficiaries other than Subcontractors and assignees contemplated by the terms herein.

28.10   No Waiver. No waiver of any of the terms and conditions of this Contract shall be effective unless in writing and signed by the Party against whom such waiver is sought to be enforced. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given. The failure of a Party to insist, in any instance, on the strict performance of any of the terms and conditions hereof shall not be construed as a waiver of such Party’s right in the future to insist on such strict performance.

28.11   No Project Labor Agreements. No Project Labor Agreements or other labor related agreements shall be required.

28.12   No Other Owners. Owner represents and warrants that it is the sole owner of the Facility and the Facility Site, and shall defend, indemnify and hold harmless Contractor Indemnitees against any claims or causes of action brought by any other owners of the Facility or Facility Site which are not a party to this Agreement. Owner further represents that it has the authority to bind any other owner or co-owner to the terms of this Agreement.

ARTICLE 29 – DISPUTE RESOLUTION

29.1              Negotiation of Disputes and Disagreements. In the event of any claim, dispute or controversy (each, a “Dispute”) arising out of or relating to the Contract or the breach thereof which the Parties hereto have been unable to settle or agree upon within a period of thirty (30) days after the claim, dispute or controversy first arises, each Party shall nominate a senior officer of its management to meet at a mutually agreed time and place not later than forty-five (45) days after the Dispute first arose to attempt to resolve such matter by negotiation. To aid the negotiation by the Parties’ senior management, the Project Manager and Owner’s Representative shall promptly prepare and exchange memoranda stating the issues in dispute and their positions, summarizing the negotiations which have taken place and attaching relevant documents. Any of the time periods specified in this Section 29.1 may be extended by written agreement of the Parties.

29.2     Procedure. Should the Parties fail to resolve any Dispute pursuant to the provision of Section 29.1, either Party may file for binding arbitration in lieu of litigation. Arbitration proceedings shall be conducted in accordance with the prevailing American Arbitration Association (“AAA”) Construction Industry Arbitration Rules (“Rules”), which Rules are subject to this Article 29. The arbitration proceedings shall take place in Boise, ID, unless the Parties mutually agree to a different location. If the amount of any asserted claim or counterclaim does not exceed ***, the arbitration shall be conducted before a single arbitrator in accordance with the expedited procedures of the AAA Rules. Otherwise, the arbitration shall be conducted in accordance with the non-expedited procedures of the AAA Rules before a panel of three (3) arbitrators, with each party selecting one arbitrator and the third arbitrator, who shall be the chairman of the panel, being selected by the two Party-appointed arbitrators. The claimant shall name its arbitrator in the demand for arbitration and the responding party shall name its arbitrator within ten (10) days after receipt of the demand for arbitration. The third arbitrator shall be named within ten (10) days after the appointment of the second arbitrator. The AAA shall be empowered to appoint any arbitrator not named in accordance with the procedure herein. Each arbitrator will be qualified by at least ten (10) years experience in construction, engineering, and/or the electric utility industry, and the chairman of the arbitration panel shall be a licensed attorney whose primary area of practice for the preceding ten years is construction law. Except as otherwise expressly provided herein, the arbitrator(s) shall have no jurisdiction to consider (a) claims for consequential damages or damages beyond the limitations of liability contained in this Agreement or (b) any challenge to the limitation of liability contained in this Agreement.

29.3        Prehearing Discovery. There shall be no prehearing discovery except as follows. Subject to the authority of the chairman of the arbitration panel to modify the provisions of this subsection before the arbitration hearing upon a showing of exceptional circumstances, each Party (a) shall be entitled to discovery of all unprivileged records of the other Party relating to the dispute, and (b) shall take no more than five (5) discovery depositions. No interrogatories or requests for admission shall be permitted.

Disputes concerning discovery obligations or protection of discovery materials shall be determined by the chairman of the arbitration panel. The foregoing limitations shall not be deemed to limit a Party’s right to subpoena witnesses or the production of documents at the arbitration hearing, nor to limit a Party’s right to depose witnesses that are not subject to subpoena to testify in person at the arbitration hearing; provided, however, that the chairman of the arbitration panel may, upon motion, place reasonable limits upon the number and length of such testimonial depositions. The provisions of this Section 29.3 are without prejudice to the restrictions on discovery applicable to the expedited procedures under the AAA Rules for disputes subject to such expedited procedures in accordance with the provisions of Section 29.3.

29.4     Award. Any decision or award of the arbitration panel shall be bound by all provisions of this Agreement and the arbitration panel shall have no authority or power to enter an award which is in conflict with any of the provisions of this Agreement. The decision or award must be in writing and must contain findings of fact on which it is based. Absent fraud or collision, such decision or award shall be final. Any decision or award of the arbitration panel may be enforced or confirmed in a court of competent jurisdiction. The Parties consent to the jurisdiction of the courts situated in Idaho for enforcement or confirmation of the decision or award. The prevailing Party shall be entitled to recover its attorneys’ fees and arbitration costs from the non-prevailing Party.

29.5     Joinder. Any arbitration conducted pursuant to this Article 29 may be consolidated with any other arbitration proceedings involving a related dispute and at least one of the Parties. Either Party may join any other interested party to an arbitration conducted under this Article 29.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Contract to be executed as of the date and the year first above written.

IDAHO POWER COMPANY		BOISE POWER PARTNERS JOINT VENTURE

By:	/s/James C. Miller	By:	Kiewit Power Engineers Co.

By:	James C. Miller	By:	/s/Bruce W. Ballai
(Name Printed)
		By:	Bruce W. Ballai
(Name Printed)

Title:	Sr. VP Power Supply	Title:	Vice President

Date:	5/7/09	Date:	5/4/09

		By:	TIC-The Industrial Company

		By:	/s/Daniel C. Reddick

		By:	Daniel C. Reddick
(Name Printed)

		Title:	Vice President

		Date:	5/4/09

EXHIBIT A - DEFINITIONS

The following defined terms shall have the meaning specified in this Exhibit A.  The singular of a term shall include the plural, and the masculine shall include the feminine, as the context requires.  "Includes" or "including" shall mean "including, but not limited to."  Any reference to a contract or agreement shall also mean the amended, supplemented or modified versions of each contract or agreement, unless otherwise noted.

 Business Day.  Business Day means any day other than Saturday, Sunday or a federal holiday in the U.S.

 Change(s).  See Section 10.1 hereof.

Change of Law.  Change of Law means:

(a)          The enactment, adoption, promulgation, modification, change in interpretation or enforcement or repeal after the date of this Contract of any Governmental Rule or change in codes applicable to the Work; or

 (b)          The imposition after the date of this Contract of any conditions or requirements not required as of the date of this Contract or the issuance, renewal, modification or termination of any Governmental Approval, or the change after the date of this Contract by any Governmental Unit of any interpretation or enforcement of such Governmental Approval.

Contract.  Contract means this Contract, including all exhibits which are hereby incorporated into and made a part of this Contract.

 Contract Price.  Contract Price means the total amount payable to the Contractor pursuant to the Milestone Payment Schedule set forth in Exhibit C, as adjusted pursuant to the terms of this Contract.

Contractor.  Contractor means Boise Power Partners Joint Venture and its successors and permitted assigns.

 Contractor Event of Default.  See Section 17.1 hereof.

Day or day.  Day or day means a calendar day.

 Engineered Equipment.  Engineered Equipment means all equipment to be procured and provided by Contractor as listed in Exhibit M.

 Engineered Equipment Cost.  Engineered Equipment Cost means the final aggregate cost of all Engineered Equipment.  ***

Engineered Equipment Target Price.  Engineered Equipment Target Price means that value as set forth in Section 3.6 (representing  the Parties'  estimate for the sum of all equipment subcontracts to be procured and provided by Contractor as listed in Exhibit M), and as may be amended pursuant to this Contract.

Facility.  Facility means the gas-fired electric generating facility, as an integrated whole, with a designed electric generating capacity of a nominal 300 megawatts (net), located in Payette County, Idaho, and consisting of all of the appliances, parts, instruments, appurtenances, accessories and other property, all as more particularly described herein that may be incorporated or installed in or attached to or otherwise become part of such facility, all of which constitutes a part of the Facility, including any Owner Furnished Equipment  and the Work, to be constructed on the Facility Site as the Project, in accordance with this Contract and as more fully set forth in the Scope of Services.

Facility Site.  Those areas designated by Owner in Exhibit B for the performance of Work, including any additional areas as may, from time to time, be designated in writing by Owner for Contractor's use hereunder .

 Final Completion.  Final Completion means satisfaction of all of the conditions set forth in Section 9.3 hereof.

 Final Completion Date.  Final Completion Date means the date that Final Completion of the Work occurs.

 Force Majeure Event.  Force Majeure Event means any event beyond the reasonable control of Contractor, and shall include but not be limited to:  act of God; unusually severe weather; earthquake; fire; explosion; epidemic; war, sabotage, terrorism, riot, civil disturbance or other civil disobedience; loss, or delay of, or damage to, long lead items; a Builder's Risk event; off-site strike or other labor dispute; delay in transportation; and any act or omission of Owner or any other third party not under Contractor's direct control; as well as, the following, if after execution of this Contract, the "Employee Free Choice Act" or any other law revising the National Labor Relations Act is enacted, Contractor shall be entitled to an equitable adjustment to the Contract Price and Contract Time for any labor unrest, strike, slowdown, or other labor activity that has an impact on the cost or schedule of the Work, and if the NLRB issues a certification and Contractor thereafter executes a collective bargaining agreement, Contractor shall be entitled to an equitable adjustment to the Contract Price and Contract Time for increased labor costs and delays or other adverse impacts demonstrably attributable to such agreement.

 Governmental Approval.  Governmental Approval means any clearance, authorization, consent, approval, license, lease, ruling, permit, certification, exemption or registration by or with any Governmental Unit.

Governmental Rule.  Governmental Rule means any statute, law, regulation, ordinance, rule , judgment, order, decree, directive, guideline , policy or requirement, or any similar form of decision of or determination by, or any interpretation, enforcement or administration of, any of the foregoing by any Governmental Unit, whether now or hereafter in effect.

Governmental Unit.  Governmental Unit means any national, federal, regional, state or local government, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, administrative agency, authority, body or other entity having jurisdiction over the Work, including, but not limited to, the Idaho Public Utility Commission.

Guaranteed Net Power Output.  Guaranteed Net Power Output means the performance net power output guarantee as set forth in Exhibit F.

 Guaranteed Net Heat Rate.  Guaranteed Net Heat Rate means the performance net heat rate guarantee as set forth in Exhibit F.

 Guaranteed Substantial Completion Date.  Guaranteed Substantial Completion Date shall mean ***, as may be further adjusted in accordance with Article 10 of this Contract.

 Hazardous Wastes or Materials.  Hazardous Wastes or Hazardous Materials means any hazardous, toxic, or polluting substance, material, waste, pollutant, irritant or contaminant of any kind, including smoke, vapor, soot, fumes, acids, alkalis and chemicals as defined or regulated pursuant to Governmental Rules, as such Governmental Rules may be amended from time to time.

 Milestone.  A discrete portion of the Work identified as a Milestone on the Schedule of Values.

 Milestone Payment(s).  A discrete portion of the Contract Price payable pursuant to the Schedule of Values as a Progress Payment due upon completion of a Milestone in accordance with Section 4.2.

 Minimum Performance Criteria.  Minimum Performance Criteria shall mean those criteria for meeting minimum performance standards as set forth in Exhibit F.

 Notice.  Notice means a written communication between the Parties in substantial compliance with the requirements of Article 25 hereof.

 Notice of Final Completion.  Notice of Final Completion means a Notice from Contractor to Owner in accordance with Section 9.4 hereof that the Facility has satisfied the requirements of Final Completion.

 Notice of Substantial Completion.  Notice of Substantial Completion means a Notice from Contractor to Owner in accordance with Section 9.2 hereof that the Facility has satisfied the requirements for Substantial Completion.

 Owner.  Owner means Idaho Power Company and its permitted successors and assigns.

 Owner Furnished Equipment.  Owner Furnished Equipment ("OFE") means the equipment, materials, and services to be furnished by Owner, as described in Exhibit D, for installation or incorporation into the Work by Contractor.  Where this Contract describes an item of the OFE in general, but not in complete detail, Owner and Contractor acknowledge and agree that such item of OFE includes any incidental item of equipment or services that within the engineering industry and the construction industry is customarily included in projects of the type contemplated by this Contract, unless specifically provided for in Exhibit B.

 Party or Parties.  Party or Parties means Owner or Contractor or both, unless the context indicates otherwise.

 Performance Guarantees.  Performance Guarantees means the guarantees set forth in Exhibit F.

 Performance Tests.  Performance Tests means tests designed to determine whether the Project meets the Performance Guarantees.

 Performance Test Conditions.  Performance Test Conditions means the plant operating conditions for carrying out the Performance Tests, as set forth in Exhibit F.

 Person.  Person means any individual, corporation, company, voluntary association, partnership, incorporated organization, unincorporated organization or Governmental Unit.

 Progress Payment.  A discrete portion of the Contract Price payable monthly based upon the Schedule of Values.  Contractor shall be paid for the completed portion of each item listed in the Schedule of Values.  No monthly or cumulative payment caps shall be included.

Project.  Project means the Facility and the Work, as an integrated whole, including the design, engineering, procurement, financing, construction and testing of the Facility and all related activities for the Idaho Combined Cycle Project, a new 300 MW gas turbine combined cycle power generation facility, in Payette County, Idaho.  The Project site is approximately 137 acres in size and located approximately 40 miles from the town of Boise, Idaho.

 Project Manager.  Project Manager means the project manager designated by Contractor.

 Project Schedule.  Project Schedule shall be as set forth in Exhibit L.

 Punchlist.  Punchlist means the list of Work that remains to be completed after satisfaction of all conditions to Substantial Completion.

 Schedule of Values.  Schedule of Values means the payment schedule to Contractor, as described in Exhibit C.

 Siemens.  Siemens means Siemens Energy, Inc.

 Subcontractor.  Subcontractor means any Person with whom Contractor has entered into any subcontract, purchase order, or other agreement for such Person to furnish or perform any part of the Work or to provide any materials, equipment or supplies on behalf of Contractor.

Substantial Completion.  See Section 9.1 hereof.

Substantial Completion Date.  Substantial Completion Date means the date Substantial Completion of the Facility occurs.

 Target Substantial Completion Date.  Target Substantial Completion Date shall mean ***,  as may  be further adjusted in accordance with Article 10 of this Contract.

 U.S.  U.S. means the United States of America, including its territories.

 Warranty Period.  See Section 11.3 hereof.

 Work.  Work means all work required to be furnished or performed by Contractor under this Contract, as more fully described in Exhibit B, including the design, engineering, procurement, construction, interconnection, start-up, supervision, testing, training and other services, equipment and materials described therein, as related to the Project.  Work excludes Owner Furnished Equipment except as specifically set forth in Exhibit G.